Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 28.3% INCREASE IN 2017 FIRST QUARTER SALES

Affirms 2017 Guidance

New York, New York, April 27, 2017: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported that for the three months ended March 31, 2017, net sales increased 28.3% to $143.1 million from $111.5 million in the first quarter of 2016. At comparable foreign currency exchange rates, consolidated first quarter net sales increased 30.6% as compared to the prior year period. Inter Parfums plans to issue results for the 2017 first quarter on or about May 9, 2017.

Net Sales:

	Three months ended March 31,
(in millions)	2017	2016	% Change

European based product sales	$119.7	$92.1	29.9%
United States based product sales	23.4	19.4	20.4%
	$143.1	$111.5	28.3%

Discussing European based operations Jean Madar, Chairman & CEO of Inter Parfums stated, “The 57% increase in Jimmy Choo fragrance sales was a driving force behind the nearly 30% increase in net sales by European based operations. It is especially gratifying that the growth in Jimmy Choo brand sales was attributable to women’s and men’s legacy scents dating back from 2011 and 2014, respectively, as well as to the recent launch of spin-off lines, Jimmy Choo L’Eau for women and Jimmy Choo Man Ice. Lanvin made a major comeback in the current first quarter as brand sales rose 46% thanks to Lanvin’s star performer, Éclat d’Arpège coupled with the international launch of Modern Princess. Rochas fragrance sales increased 43% based on the strength of the brand's historic lines plus initial sales of Mademoiselle Rochas, the first new product initiative since the brand was acquired in 2015. Coach fragrances contributed about $8 million to first quarter sales with the continued rollout of the brand’s signature scent for women which debuted in mid-2016. Montblanc brand sales declined 10% in the current first quarter because of a difficult comparison as there was a 29% increase in 2016 first quarter sales when the highly successful scent, Montblanc Legend Spirit was launched.”

Discussing U.S. based operations, Mr. Madar noted, “We are very pleased with the performance of Abercrombie & Fitch and Hollister fragrances. They have been growth catalysts for our U.S. based operations since the launch of their respective brands’ new products in mid-2016 and are chiefly responsible for the greater than 20% increase in sales. Another reason for the top line growth was an upturn in Anna Sui brand sales as economic conditions in China, a strong market for the brand, have been improving.”

2017 Guidance

Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc. stated, “First quarter sales were exceptionally strong due in part to the timing of several major launches. However, we don’t expect year-over-year growth of this kind in the remaining quarters of the year and we therefore remain cautious and affirm our 2017 guidance. As previously reported, we are looking for net sales in the range of $550 million to $560 million and net income attributable to Inter Parfums, Inc. in the range of $1.20 to $1.24 per diluted share. Guidance assumes the dollar remains at current levels.”

Inter Parfums, Inc. April 27, 2017	Page 2

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels.  The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2016 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com